UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 21, 2012

ViewCast.com, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-29020	75-2528700
(Commission File Number)	(IRS Employer Identification No.)

3701 W. Plano Parkway, Suite 300
Plano, Texas	75075-7840
(Address of Principal Executive Offices)	(Zip Code)

(972) 488-7200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2012, Laurie Latham resigned as the Chief Financial Officer and Senior Vice President, Finance and Administration of ViewCast.com, Inc. (“ViewCast”) and her Amended and Restated Employment Agreement dated May 18, 2010 was terminated. On August 27, 2012, ViewCast and Ms. Latham entered into a Separation Agreement and General Release (the “Separation Agreement”).

Pursuant to the Separation Agreement, Mr. Latham will receive an aggregate of $200,416.66 over 13 months plus reimbursement for 13 months of health insurance premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 if she remains eligible for such health insurance. Ms. Latham has waived and released ViewCast and its affiliates from any and all claims of any kind whatsoever with such waiver and release being effective upon ViewCast’s completion of the payments described above. Ms. Latham has agreed not to make any claim against ViewCast unless ViewCast has failed to make a monthly sum payment to her for a period of 15 business days after the date Ms. Latham gives notice of such failure to pay. ViewCast has waived and released Ms. Latham from any and all claims of any kind whatsoever unless Ms. Latham breaches the Separation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWCAST.COM, INC.

Date: August 27, 2012

	By:	/s/ John Hammock
John Hammock, President and Chief Executive Officer